PHILOU VENTURES, LLC	Exhibit 10.1

Date: September 20, 2016

Digital Power Corporation

48430 Lakeview Blvd.

Fremont, CA 94538-3158

Telkoor Telecom Ltd.

5 Giborei Israel

Netanya 42293 Israel

Re:     Waiver

Dear Sirs:

Reference is hereby made to that certain Securities Purchase Agreement, dated as September 4, 2016 (the “Agreement”) by and among Digital Power Corporation, a California corporation (the “Company”), Philou Ventures, LLC, a Wyoming limited liability company (the “Purchaser”), and Telkoor Telecom Ltd., an Israeli corporation. All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement.

Notwithstanding Sections 2.5 (a) and 8.2 of the Agreement, the Purchaser hereby waives its right to (i) require the resignation of Mr. Moti Rosenberg as a director of the Company and (ii) designate four (4) members to the Company's Board of Directors (the “Board”), and instead will have the right to designate only two (2) members to the Board. The Purchaser agrees that one member of the Board may be designated by the remaining members of the Board immediately following Closing to fill one of the three vacancies on the Board.

This Waiver shall be governed solely and exclusively by and construed in accordance with the internal laws of the State of California without regard to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Waiver as of the day and year first above written.

PHILOU VENTURES, LLC

By:/s/ Kristine L. Ault

Name: Kristine L. Ault

Title: Manager